FIFTH AMENDMENT TO CREDIT AGREEMENT


THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 24, 1998, by and between AUTO-GRAPHICS, INC., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


RECITALS


WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 12, 1997, as amended from time to time
("Credit Agreement");

WHEREAS, as evidenced by Borrower's financial statements for the quarter ending September 30, 1998, Borrower has violated the EBITDA Coverage Ratio covenant and the profitability covenant set forth in
Section 4.9 (d) and (e) of the Credit Agreement (the "Existing Violations"), which Existing Violations constitute Events of Default;

WHEREAS, Borrower has requested that Bank forbear from exercising its rights and remedies with respect to the Existing Violations, and Bank is willing to do so, subject to certain conditions;

WHEREAS, Bank and Borrower wish to amend two of the Events of Default in the Credit Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

	1. Bank hereby agrees to forbear from exercising its rights and remedies in connection with the Existing Violations until February 15, 1999, except that Bank reserves the right to refuse to make advances under the Credits in Bank's sole discretion. Such agreement to forbear is conditioned upon
	(a) delivery to Bank by January 4, 1999, of a current financial statement of Robert S. Cope, in form and substance satisfactory to Bank, and (b) delivery to Bank upon Bank's request of any additional financial information Bank may require, including without limitation information relating to the business plan submitted by Borrower to Bank on December 11, 1998. Failure to comply with such conditions shall terminate Bank's forbearance.

	2. The forbearance by Bank described above shall not be deemed a waiver of the Existing Violations, nor a waiver or agreement to forbear with respect to any future violation which may occur under the Credit Agreement or the other Loan Documents.

	3. Section 6.1(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

		(f) Borrower or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title II of the
	United States Code, as amended or recodified from time to time, or under the Bankruptcy and Insolvency
	Act (Canada) or comparable legislation in Canada or any other jurisdiction (collectively, the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect;
	or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any guarantor hereunder, and with respect to any such filing by or against any guarantor hereunder, such petition is unopposed or has not been stayed by such guarantor within 60 days of such filing, or Borrower or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any such guarantor shall be adjudicated a bankrupt, or an order of relief shall be entered against Borrower or any such guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

	4. Section 6.1(h) of the Credit Agreement is hereby amended and Restated in its entirety to read as follows:

		(h)The death or incapacity of any individual guarantor hereunder. The dissolution or liquidation of Borrower or any guarantor hereunder; or Borrower or any guarantor hereunder, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any such guarantor, and with respect to any such guarantor, such action is unopposed or has not been stayed by such guarantor within 60 days of the date such action was taken.


	5. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

	6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement except for the Existing
Violations, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

AUTO-GRAPHICS, INC.			WELLS FARGO BANK,
						NATIONAL ASSOCIATION


By  ss/  Robert S. Cope 		By  ss/  Debbie Dillard-Bell
Robert S. Cope				Debbie Dillard-Bell
President					Vice-President



Acknowledged by the undersigned guarantor, who confirms that the guaranty executed by him continues in full force and effect, and who agrees to deliver to Bank, the financial statement referred to above.


						By  ss/  Robert S. Cope
						Robert S. Cope